[WLRK Letterhead]

Exhibit 5.2

December 22, 2006

Covalence Specialty Materials Corp.

1 Crossroads Drive

Building A, Third Floor

Bedminister, NJ 07921

Re: Covalence Specialty Materials Corp. Registration Statement on Form S-4 (Reg. No. 333-137618) initially filed on September 27, 2006

Ladies and Gentlemen:

We have acted as counsel to Covalence Specialty Materials Corp., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement (Reg. No. 333-137618) on Form S-4 (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on September 27, 2006, of the proposed offer by the Company to exchange (the “Exchange Offer”) all of its outstanding 10 1/4% Senior Subordinated Notes due 2016 ($265 million aggregate principal amount outstanding) (the “Outstanding Notes”) for its 10 1/4% Senior Subordinated Notes due 2016 ($265 million aggregate principal amount outstanding (the “Exchange Notes”). The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture, dated February 16, 2006 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (i) the Certificate of Incorporation, By-Laws and records of the corporate or other proceedings of the Company; (ii) resolutions adopted by the Board of Directors of the Company; (iii) the Exchange Notes; and (iv) the Indenture. The Exchange Notes and the Indenture are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States of America, in each case as in effect on the date hereof (the “Relevant Laws”).

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that:

(a) The Exchange Notes have been duly authorized and issued by the Company and, assuming due authentication thereof by you, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the following qualifications and comments:

(a) Any provisions of the Exchange Notes that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Exchange Notes, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

(b) We express no opinion as to (i) whether a federal or state court outside New York would give effect to any choice of law provided for in the Exchange Notes, (ii) any provisions of the Exchange Notes that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Exchange Notes or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Exchange Notes or (iv) any waiver of jury trial found in the Exchange Notes.

This opinion is rendered to you and is solely for your benefit in connection with the above transaction. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the

Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz